Exhibit 99.2

PACIFICARE HEALTH SYSTEMS
ANNOUNCES PRICING OF SENIOR NOTES

SANTA ANA, Calif., May 16, 2002 — PacifiCare Health Systems, Inc. (Nasdaq: PHSY) today announced the pricing of a private placement of $500 million of its 10 3/4% senior notes due June 2009.

The private placement increased from the $200 million placement announced on May 14, 2002. PacifiCare expects the offering to close on May 21, 2002.

PacifiCare intends to use the net proceeds of this offering to permanently repay indebtedness under its senior credit facility, deposit cash against outstanding letters of credit under its senior credit facility and fund a restricted cash collateral account under the senior credit facility to be used, subject to compliance with the senior credit agreement, to repurchase or pay the 7% FHP notes due 2003 prior to or by the stated maturity date.

This news release does not constitute an offer to sell nor the solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering memorandum. These securities have not been registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In particular, the closing of the senior notes offering is subject to certain limited closing conditions, and, were the closing not to occur because any of those conditions was not satisfied or for any other reason, PacifiCare would not receive proceeds from the offering or be able to use those proceeds for the purposes described above.

CONTACT: PacifiCare Health Systems, Inc., Santa Ana
Suzanne Shirley (investor relations), 714/825-5491
or
Dan Yarbrough (investor relations), 714/825-5460

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